Exhibit 5.1

March 26, 2010

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, GA 30099

Re:	Primerica, Inc. Registration Statement on Form S-1

(File No. 333-162918)

Ladies and Gentlemen:

We have acted as special counsel to Primerica, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering (the “IPO”) of 18,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by Citigroup Insurance Holding Corporation (“CIHC”), a Georgia corporation and a wholly owned subsidiary of Citigroup Inc., a Delaware corporation (“Citigroup”), through underwriters (the “Underwriters”) to be named in an underwriting agreement by and among the Company, CIHC, Citigroup and the Underwriters, substantially in the form filed on the date hereof as Exhibit 1.1 to the Registration Statement (as defined below) (the “Underwriting Agreement”), and the sale of up to 2,700,000 shares of Common Stock (the “Option Shares”) by CIHC to the Underwriters pursuant to an over-allotment option contained in the Underwriting Agreement. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.” The Shares are expected to be issued by the Company to CIHC concurrently with the execution of the Underwriting Agreement on the pricing date of the IPO pursuant to an exchange and transfer agreement to be entered into by and between the Company and CIHC shortly prior thereto (the “Exchange Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement of the Company on Form S-1 (File No. 333-162918) as filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2009, as modified by Amendment Nos. 1 through 5 thereto filed with the Commission on December 22, 2009, February 5, 2010, March 2, 2010, March 17, 2010 and the date hereof, respectively (as so amended, the “Registration Statement”); (ii) the form of

Primerica, Inc.

March 26, 2010

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the Underwriting Agreement; (iii) the form of the Exchange Agreement; (iv) the form of the Restated Certificate of Incorporation of the Company, which has been filed as Exhibit 3.1 to the Registration Statement (the “Certificate of Incorporation”); (v) the Amended and Restated By-laws of the Company (the “By-laws”); (vi) a specimen certificate representing the Common Stock; (vii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares to CIHC, the adoption of the Certificate of Incorporation and the By-laws, and related matters; and (viii) certain resolutions of the stockholders of the Company relating to the adoption of the Certificate of Incorporation and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Certificate of Incorporation has been filed with the Secretary of State of Delaware and become effective under Delaware law, (ii) the Exchange Agreement has been duly executed and delivered by each of the Company and CIHC, (iii) the Underwriting Agreement has been duly executed and delivered by each of the parties thereto, (iv) one or more certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and (v) such certificates have been delivered to and paid for by CIHC pursuant to the Exchange Agreement, the Shares will have been duly authorized and validly issued, and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,